Exhibit 5.4

[Brown & Bunch, PLLC letterhead]

December 28, 2012

Dycom Investments, Inc.

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, Florida 33408

Re:	Dycom Investments, Inc.

Ladies and Gentlemen:

We have acted as counsel to Globe Communications, LLC, a North Carolina limited liability company, and Communication Services, LLC, a North Carolina limited liability company, (each a “North Carolina Guarantor”) in connection with the preparation and filing by Dycom Investments, Inc., a Delaware corporation (the “Company”), a of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by Dycom Industries, Inc., a Florida corporation (the “Parent”), and certain other guarantors (collectively, the “Subsidiary Guarantors,” and, together with the Parent, the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $90,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 7.125% Senior Subordinated Notes due 2021 issued on December 12, 2012 which have not been registered under the Securities Act (the “Unregistered Notes”), and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Unregistered Notes by the Guarantors (the “Unregistered Notes Guarantees”), including each North Carolina Guarantor. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of January 21, 2011, as amended and supplemented, (the “Indenture”) among the Parent, the Company, the Subsidiary Guarantors (including each North Carolina Guarantor) and U.S. Bank National Association, as trustee (the “Trustee”).

In our capacity as counsel to each North Carolina Guarantor, we have reviewed originals or copies of the following documents:

(a) Indenture dated as of January 21, 2011, as amended and supplemented.

Dycom Investments, Inc.

December 28, 2012

(b) Exchange and Registration Rights Agreement dated as of December 12, 2012.

(c) A specimen Exchange Note.

(d) A specimen Exchange Note Guarantee.

The documents described in the foregoing clauses (a), (b), (c) and (d) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a) Purchase Agreement dated as of November 28, 2012.

(b) Registration Statement.

(c) Originals or copies of such other corporate records of the North Carolina Guarantors, certificates of public officials and of officers of the North Carolina Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

We have examined originals or certified or other reasonably authenticated copies of such records, instruments and other documents as we have deemed necessary or appropriate for the purposes of this opinion. As to questions of fact material to our opinion, we have relied upon the representations made in the Opinion Documents and

•	The Resolutions of the Board of Directors Adopted by Unanimous Written Consent In Lieu of Meeting of Globe Communications, LLC dated November 27, 2012, and

•	The Resolutions of the Board of Directors Adopted by Unanimous Written consent in Lieu of Meeting of Communication Services, LLC dated November 27, 2012.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

The laws upon which our opinions are based upon and are limited to the laws of the State of North Carolina (hereinafter referred to as the “Laws”).

Based on the foregoing, and having regard for legal considerations that we deem relevant, we are of the following opinions:

1. Each North Carolina Guarantor is an entity validly existing and in good standing under the laws of the State of North Carolina, which is the state of each North Carolina Guarantor’s organization.

Dycom Investments, Inc.

December 28, 2012

2. Each North Carolina Guarantor has taken all action necessary to authorize the execution, delivery and performance of each Opinion Document.

3. The Indenture has been duly executed and delivered by Globe Communications, LLC.

4. The Indenture has been duly executed and delivered by Communication Services, LLC.

We have not been asked to, and do not render any opinion with respect to, any matters except as expressly set forth above. The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina. To the extent the Opinion Documents are or may be governed by the laws of any state or sovereign other than North Carolina, including the United States of America, we offer no opinion. We express no opinion as to the accuracy, correctness or completeness of any statement in the Registration Statement.

This opinion speaks only as of the date hereof and as of the earlier dates expressly addressed above. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein, whether or not brought to our attention.

Dycom Investments, Inc.

December 28, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is provided to you and may be relied upon by Shearman & Sterling LLP, New York, New York, as your legal counsel, and is for your benefit and for reliance of Shearman & Sterling LLP only in connection with the transaction referenced in the first paragraph. This opinion letter may not be used or relied on for any other purpose without our prior written consent.

BROWN & BUNCH, PLLC

By:	/s/ Charles G. Brown
Charles G. Brown, Member/Manager